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                                                                       EXHIBIT 1


                      PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT is made and entered into as of the 22nd day of June, 1997, by and between DENTAL SERVICES OF AMERICA, INC., a Delaware corporation maintaining its principal offices at 12000 Biscayne Boulevard, Miami, FL 33181 (the "Company"), and LUIS CRUZ, M.D., an individual with an
address at                                    (the "Purchaser").
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WHEREAS, Purchaser desires to purchase and hold certain equity securities of the
Company and the Company desires to sell such securities to Purchaser, all in accordance with, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  AUTHORIZATION AND SALE OF THE SHARES.

1.1 Authorization.  The Company has authorized the issuance pursuant to the
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terms and conditions hereof: (i) 250,000 shares (the "Series C Shares") of its
Series C Convertible Preferred Stock, par value $0.01 per share; and (ii) 100,000 shares (the "Series A Shares") of its Series A Convertible Preferred Stock, par value $0.01 per share. Such Series C Shares and Series A Shares of Preferred Stock shall have the preferences, preferred rights and powers as set forth in the Schedule annexed hereto and made a part hereof.

1.2 Purchase and Sale.  (a) Subject to the terms and conditions hereof, the
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Company will issue and sell to Purchaser, and Purchaser will purchase from the
Company, the Series C Shares in exchange for real estate owned by the Purchaser located at 2260 S.W. 8th Street, Miami, FL. (the "Property"), which contains a 3-story building of approximately 10,000 rentable square feet. Such real estate shall be transferred to the Company free and clear of all liens, claims and encumbrances and with good, marketable and insurable title. The parties have agreed to allocate a purchase price of approximately $1,250,000 (the "Purchase Price") to such transaction. Purchaser represents and warrants to the Company that the fair market value of such property is at least $1,000,000, that such property is in full compliance with all applicable zoning and building code requirements, that the building on such property is in good condition and not in need of any repairs and that there is no environmental problems associated with the property.

(b) Subject to the terms and conditions hereof, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, the Series A Shares at an aggregate purchase price of $495,000 (the "Purchase Price").

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2.  CLOSING AND DELIVERY.

2.1 Closing.  The closing of the purchase and sale of the Securities  (the
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"Closing") shall be held at the offices of Company 1:00 p.m. on June 24, 1997
(the "Closing Date") or at such other time and place as the Company and Purchaser may agree in writing. Either party shall have the right to terminate this Agreement without penalty by delivering notice of such termination to the other party at the address set forth above by noon on June 24.

2.2 Delivery.  At the Closing, subject to the terms and conditions of this
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Agreement, the Company will deliver to Purchaser the Shares against payment by
Purchaser of the Purchase Price and delivery of a warranty deed to the Property, provided however that the delivery of the warranty deed may be delayed for up to ten (10) days in order to research title and legal description. Purchaser shall also transfer to the Company all personal property of the Purchaser on the Property, all insurance policies covering the Property and all security deposits on the Property. Within ten (10) days after the Closing the parties will prorate the taxes, rents, utilities and insurance premiums associated with the Property through the Closing date.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in Exhibit A attached hereto, the Company hereby represents and warrants to Purchaser as follows (unless the context otherwise requires or admits, references herein to the Company include any Subsidiaries of the Company):

3.1 Organization and Standing, Articles and Bylaws.  The Company is a
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corporation duly organized and existing under the laws of the State of Delaware and its status under such laws is active. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

3.2 Corporate Power.  The Company has now, or will have at the Closing Date, all
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requisite legal authority and corporate power to enter into this Agreement, to sell the Securities hereunder and to perform its obligations under this Agreement.

3.3 SEC Filings; Financial Statements.  (a)  The Company has filed and made
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available to Purchaser all forms, reports and documents required to be filed by the Company with the SEC (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the SEC Reports or necessary in order to make the statements in the SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes)

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contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The Company's unaudited balance sheet as of March 31, 1997 is referred to herein as the "Balance Sheet".

3.4  Capitalization.  The authorized capital stock of the Company consists of
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25,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of
Preferred Stock, $.01 par value. The issued and outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The shares of Preferred Stock to be issued to Purchaser pursuant to this agreement shall be validly issued, fully paid and nonassessable.

3.5  Taxes.  The amount of the provision for liability for taxes on the Balance
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Sheet is sufficient for the payment of all unpaid federal, state and local income, franchise and property taxes of the Company accrued for or applicable to the period ended on the date of said Balance Sheet and all years and periods prior thereto. The Company has collected or paid all applicable local tax returns, intangible tax returns and other tax returns which are required to be filed by it, and such returns and reports are true and correct. The Company has prepared and filed all Federal, State and County and local income, excise and other tax returns required to be filed by it and all such returns are true and correct. The Company has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it. The Federal income tax returns of the Company have not been examined by the Internal Revenue Service. The Company has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company, (except for liens of taxes not yet due); and, except as reflected in the Balance Sheet, there are no pending questions relating to, or claims asserted for, taxes or assessments against the Company, and there is no basis for any such question or claim.

3.6  Insurance.  The Company has in force and effect and is covered under
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policies of insurance covering such risks and in amounts adequate for the size and scope of its business.

3.7  Assets.  The Company has good and marketable title to all of its
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properties, free and clear of all liens and encumbrances except as noted in the
Balance Sheet. The properties and assets of the Company are in good repair and condition and are adequate for the conduct of the business of the Company as now being conducted.

3.8  Labor Agreements and Policies.  The Company is not a party to or bound by
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any collective

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bargaining agreement and the Company is not aware of any attempt to organize any of the employees of the Company. There are no strikes or other labor disputes pending, or to the knowledge of the Company or any of the Sellers, threatened against the Company. The Company has complied in all material respects with the Fair Labor Standards Act, Occupational Safety and Health Act, Equal Employment Opportunity, wage and hour laws and all other applicable Federal and State laws regarding employment and in respect to hours worked by and payments made to the employees of the Company.

3.9   Performance of Obligations.  The Company has performed all of the material
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obligations required to be performed by it and is not in material default under any of the agreements, leases, contracts, or other documents to which it is a party. No party with whom the Company has an agreement or commitment is in material default thereof.

3.10  Conflict.  Neither the execution of this Agreement nor the consummation of
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the transactions contemplated hereby will conflict with or result in a breach of, or give rise to, or termination of, or accelerate the maturity of or the performance required by any terms of the Articles of Incorporation or By-laws or any indenture, loan agreement, lease or other agreement or arrangement of the Company or any Seller, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company.

3.11  Litigation, etc.  There is no investigation by any governmental agency or
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any legal proceedings pending, or to the best knowledge of the Company, threatened against the Company, or the property, assets or good will thereof, and there is no out-standing order, writ, injunction or decree of any court or governmental agency against or affecting the Company, or against or affecting its business, property, assets, good will or common stock.

3.12  Compliance with Laws.  The Company has complied in all material respects
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with all laws, regulations and orders  applicable to the conduct of its business, and the Company possesses all permits, licenses and other approvals and authorizations of all governmental agencies which are necessary to the conduct of its business and all said permits, licenses and other approvals and authorizations are in full force and effect. The Company has not received any notice of, and is not aware of any material violation of, any law, rule, regulation or ordinance concerning zoning, environmental regulation, hazardous substances or of any law, order, regulation or requirement relating to the operation of its business which remains uncured or which has not been dismissed.

4.  SECURITIES ACT.

Each certificate representing shares of Company Preferred Stock issued to Purchaser hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGIS TERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

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It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Purchaser shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws;
(ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

5.  ADDITIONAL AGREEMENTS OF THE PARTIES.

5.01 At the Closing, the Purchaser shall assume the office of Chairman and Chief Executive Officer of the Company to hold such office pursuant to the Bylaws. For the first three (3) years following the Closing the Purchaser shall not be paid any compensation in excess of $1.00 per year for such services and a five (5) year incentive stock option to purchase 100,000 shares of the Company's Common Stock for $.50 pursuant to the Company's 1996 Employee Stock Option Plan. The purchaser shall devote such time and attention to the business of the Company as is usual for the Chief Executive Officer of a public corporation.
The Purchaser represents to the Company that he is under no restrictions which would restrict him from serving as Chairman, Chief Executive Officer and Director of the Company, other than possible restriction with CAC Ramsay HMO which the Company acknowledges.

5.02 Upon the Closing, the Purchaser and Maria Suarez shall be elected as directors of the Company to hold office pursuant to the Bylaws.

5.03 At the Closing IAMG shall assign to the Purchaser a Warrant to purchase 500,000 shares of the Company's Common Stock and the exercise price of such Warrant shall be reduced to $1.00 per share. The purchaser shall pay IAMG $5,000 for such Warrant.

6.  MISCELLANEOUS.

6.01  Notices.  All notices, requests, demands, or other communications
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hereunder shall be in writing and shall be deemed to have been duly given when delivered to the parties at their addresses as set forth above or such other address as the parties shall designate by notice given as provided herein.

6.02  Public Announcements.  The parties acknowledge that the Company is a
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public corporation and will issue a public announcement of the transactions provided for herein and such time or times as it deems necessary or appropriate.

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6.03  Expenses.  Except as otherwise expressly provided herein, each of the
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parties hereto shall pay its own fees and expenses incident to the negotiation, preparation, execution and consummation of this Agreement, including all fees and expenses of their respective counsel and accountants incurred in connection with this Agreement and all other agreements, documents, certificates, applications and other instruments prepared in connection herewith.

6.04  Successors.  This Agreement shall inure to the benefit of and be binding
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upon the Company and its successors and  assigns, and Purchaser and its successors and assigns.

6.05  Law to Apply.  This Agreement shall be construed and enforced in
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accordance with the laws of the State of Florida.

6.06  Assignment.  This Agreement shall not be assignable by any party hereto
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without the prior written consent of the other parties hereto.

6.07  Entire Agreement.  This Agreement contains the entire agreement among the
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parties hereto with respect to the subject matter hereof and supersedes any and all prior arrangements, proposals or understandings, written or oral, by or among any of the parties hereto with respect to such purchase and sale or other transactions, which arrangements, proposals and understandings shall be of no further force and effect. No waiver, amendment or modification of this Agreement shall be effective for any purpose unless the same shall be in writing signed by all of the parties hereto or their successors in interest.

6.08  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.09  Section Headings.  The section headings herein are for convenience only
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and shall not affect the construction hereof.

6.10  Resolution of Disputes.  In the event of any dispute arising under this
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Agreement or the transactions herein, the parties agree to mediation.  In the event that such mediation is not successful in resolving such dispute, it shall be resolved by binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitration may be entered in any court of competent jurisdiction. Except as otherwise provided herein, the expenses of the arbitration shall be borne equally by the

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parties to the  arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence, legal counsel and travel expense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


DENTAL SERVICES OF AMERICA, INC.


By:
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      Paulo Dominguez, President



----------------------------------
LUIS CRUZ, M.D.

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